                                                                     EXHIBIT 2.5

                           STOCK PURCHASE AGREEMENT
                           ------------------------

          This STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 31st day of December, 1998, by and among DCM Company, Inc., an Oklahoma corporation ("DCM"), David C. Mitchell ("Mitchell"), ijob, Inc., an Oklahoma corporation ("IJOB"), and The viaLink Company (formerly Applied Intelligence Group, Inc.), an Oklahoma corporation ("viaLink"), with respect to the following circumstances:

          WHEREAS viaLink is the legal and beneficial owner of all the issued and outstanding capital stock of IJOB; and

          WHEREAS DCM desires to purchase all of said stock of IJOB; and

          WHEREAS Mitchell is the sole director and shareholder of DCM and a director of IJOB; and

          WHEREAS viaLink desires to sell all of said stock of IJOB to DCM pursuant to and subject to the terms and conditions of this Agreement; and

          WHEREAS IJOB agrees to pledge all of its assets to secure the purchase of said stock by DCM; and

          WHEREAS, Mitchell, DCM and IJOB agrees to indemnify viaLink as set forth in this Agreement.

WHEREUPON, in consideration of the above premises and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  Definitions
                                  -----------

          Whenever used in this Agreement, the following terms shall have the meanings assigned to them in this Article I.

          (a) "HT Agreement" -- shall mean the Asset Purchase Agreement, dated as of June 12, 1997, by and among IJOB, Mitchell, HT Technologies, Inc., an Oklahoma corporation (also known as Human Technologies, Inc.), and Ron Beasley, a copy of which is attached hereto as Exhibit 1.

          (b) "Mitchell Contract" shall mean the agreement setting forth certain terms and conditions of employment between IJOB and Mitchell dated June 12, 1997 ("Mitchell Contract") which is attached hereto marked Exhibit 2.

          (c) "Usher Contract" shall mean the agreement setting forth certain terms and conditions of employment between IJOB and Millie D. Usher dated January 3, 1997 which is attached hereto marked Exhibit 3.

          (d) "Greenhaw Contract" shall mean the agreement setting forth certain terms and conditions of employment between IJOB and Richard Greenhaw dated July 14, 1997 which is attached hereto marked Exhibit 4.

          (e) "Thurman Contract" shall mean the agreement setting forth certain terms and conditions of employment between IJOB and Barry Thurman dated July 10, 1997 which is attached hereto marked Exhibit 5.

          (f) "IJOB Shares" shall mean the 1,000 shares of 0.001 cent per share par value, voting, common capital stock of IJOB, evidenced by Stock Certificate No. 1, dated April 25, 1997, issued in the name of Applied Intelligence Group, Inc. (now known as The viaLink Company).

          (g) "Promissory Note" shall mean the promissory note, dated as of Closing, made by DCM and IJOB in favor of viaLink, in the form of Exhibit 6 attached hereto and incorporated herein by reference.

          (h) "Agreement" shall mean (i) this Agreement, (ii) the Agreement Documents and (iii) the Schedules attached to this Agreement

          (i) "Agreement Documents" shall mean this Agreement and the various Exhibits attached to this Agreement which are to be executed by a party at or before the Closing and the Schedules attached hereto.

                                  ARTICLE II

                       Purchase and Sale of IJOB Shares;
                            Security for Obligation
                            -----------------------

          2.1   Sale and Delivery of IJOB Shares.  Subject to the terms,
                --------------------------------
covenants and conditions set forth in this Agreement, as of the Closing, DCM shall purchase from viaLink, and viaLink shall sell to DCM, all of viaLink's right, title and interest in and to the IJOB Shares on the terms, covenants and conditions and for the purchase price set forth in this Agreement. The purchase price for the IJOB Shares shall be $800,000, payable by execution by DCM and IJOB of said Promissory Note as of the Closing. Upon receipt of the Promissory Note and compliance by Mitchell, DCM and IJOB with all other terms, covenants and conditions of this Agreement, viaLink shall deliver to DCM the IJOB Stock Certificate and a Stock Assignment & Power of Attorney, in the form of Exhibit 7 attached hereto, whereby viaLink assigns the IJOB Shares to DCM as of the Closing.

          2.2   Security for the Promissory Note.  As security for the
                --------------------------------
obligation evidenced by the Promissory Note, IJOB and DCM shall, as of the Closing, execute a

Security and Pledge Agreement, in the form of Exhibit 8 attached hereto, and a Financing Statement in the form of Exhibit 9 attached hereto along with any other instruments and agreements required therein, all of which are incorporated herein by reference..

          2.3   Closing of Transactions.  The closing ("Closing") of the
                -----------------------
transactions contemplated hereby shall occur on or before 5:00 p.m. on December 31, 1998, at the offices of IJOB or viaLink, or at a different time and place established by written agreement of the parties.

                                  ARTICLE III
                        Representations and Warranties
                        ------------------------------

          3.1   Representations and Warranties of DCM.  DCM represents and
                -------------------------------------
warrants as follows:

          (a) That DCM is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

          (b) That the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of DCM and will not violate, or be in conflict with, any provisions of any of DCM's governing documents or any other agreement or document to which DCM is a party or by which it is bound.

          (c) That DCM has not and will not pledge or otherwise grant any security interest in any of the collateral covered by said the Security and Pledge Agreement and said Financing Statement which is prior to the interest of viaLink in said collateral.

          (d) That the Security and Pledge Agreement and said Financing Statement shall constitute a first and prior lien on all of the Collateral covered by said the Security and Pledge Agreement and said Financing Statement.

          3.2   Representations and Warranties of IJOB.  IJOB represents and
                ------------------------------------------------------------
warrants to viaLink as follows:
-------------------------------

          (a) That the execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of IJOB and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any provisions of any of the governing documents of IJOB or any other agreement or document to which IJOB is a party or by which it is bound.

          (b) That no written employment agreements other than said Mitchell, Thurman, Greenhaw or Usher Contracts have been executed by IJOB.

          (c) That IJOB has not granted any legal or beneficial interest in IJOB or in the IJOB Shares to anyone except to the extent any such interest may have been granted in said Mitchell, Thurman, Greenhaw or Usher Contracts or in said HT Agreement.

          (d) That IJOB has not and will not pledge or otherwise grant any security interest in any of the collateral covered by said Security and Pledge Agreement and said Financing Statement which is prior to the interest of viaLink in said collateral.

          3.3   Representations and Warranties of Mitchell. Mitchell represents
                ------------------------------------------
and warrants as follows:

          (a) That, prior to consummation of the transactions contemplated by this Agreement, he has no legal or beneficial ownership or title to the IJOB Shares except to the extent that any such interest exists as a result of the HT Agreement.

          (b) That as a director of IJOB he consents to the action taken by IJOB in relation to this transaction.

          (c) That he has no right, title or interest in or to the proceeds of the Promissory Note.

          (d) That the execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of IJOB and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any provisions of any of the governing documents of IJOB or any other agreement or document to which IJOB is a party or by which it is bound.

          (e) That no written employment agreements other than said Mitchell, Thurman, Greenhaw or Usher Contracts have been executed by Mitchell or by IJOB.

          (f) That neither he, IJOB, nor DCM has or will pledge or otherwise grant any security interest in any of the collateral covered by said Security and Pledge Agreement and said Financing Statement which is prior to the interest of viaLink in said collateral.

          (g) That neither he nor IJOB has granted any legal or beneficial interest in IJOB to anyone except to the extent any such interest may have been granted in said Mitchell, Thurman, Greenhaw or Usher Contracts, except to the extent that any such interest exists as a result of the HT Agreement.

          3.4   Representations and Warranties of viaLink.  viaLink represents
                -----------------------------------------
and warrants as follows:

          (a) That viaLink and IJOB are corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

          (b) That the execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of viaLink and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any provisions of any of the governing documents of viaLink or or any other agreement or document to which viaLink is a party or by which it is bound.

          (c) That, subject to the terms, covenants and conditions of this Agreement, including without limitation paragraph 3.3(d) of this Agreement, viaLink is the record title holder and beneficial owner of all of the IJOB Shares which consist of only one class, that is voting common capital stock, and which constitute all the issued and outstanding capital stock of IJOB.

          (d) That the IJOB Shares are owned and held by viaLink free and clear of any encumbrances, pledges, loans, liens, restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except for and specifically excluding from such representations and warranties such matters arising from or relating to any actions taken by any person or entity beyond viaLink's control and/or without the approval of viaLink's Board of Directors, including, without limiting the generality of the foregoing, any actions taken by Mitchell, (ii) any actions taken by or in regard to Human Technologies, Inc. (also known as HT Technologies, Inc.), Ron Beasley and/or Mitchell in regard to or arising from the HT Agreement or otherwise, (iii) any interest in the IJOB Shares arising out of said Mitchell, Greenhaw, Thurman, and/or Usher Contracts.

                                  ARTICLE IV

                           Covenants of the Parties
                           ------------------------

          4.1   Service Agreement.  Pursuant to a written service agreement in
                -----------------
the form of Exhibit 10 attached hereto and incorporated herein by reference ("Services Agreement"), viaLink shall provide the facilities and services set forth in said Service Agreement.

          4.2   Vacation of Premises.  Within 30 days after the Closing, DCM and
                --------------------
IJOB shall cause the business, operations, personnel and property of IJOB to be removed from the premises of viaLink, except to the extent the same are subject to said Service Agreement executed pursuant to paragraph 4.1 hereof. During said 30 day period, IJOB's business operations, personnel and property may remain on viaLink's premises without rent or cost except as set forth in paragraph 4.1 hereof . During such thirty day period, IJOB shall carry general liability insurance covering its activities on the viaLink premises in an amount not less than one million dollars combined single limit which shall name viaLink as an additional named insured. A certificate of such insurance shall be delivered to viaLink. During such thirty day period IJOB shall follow such policies and restrictions on the use of the premises as are reasonably required by viaLink.

          4.3  Intercompany Debt.  As of Closing, all money loaned by viaLink
               -----------------
to IJOB as of the Closing, except (i) such sums represented by the Promissory Note, (ii) any accounts payable or taxes incurred by or on behalf of IJOB which have not been paid by IJOB as of Closing and (iii) any obligations of IJOB arising out of this Agreement, shall be deemed paid in full and cancelled. The parties agree and acknowledge that said accounts payable include but are not limited to the payables shown on Schedule A which is attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary herein, viaLink agrees to reimburse IJOB for any payroll related taxes incurred as a result of payroll paid by IJOB in the ordinary course of business consistent with past practices prior to Closing.

          4.4  Assets.  The parties agree and acknowledge that the only assets
               ------
in whichIJOB claims an interest are those assets identified on Schedule B which is attached hereto and incorporated herein by reference.

          4.5  Waiver of Conflict as to Mitchell.  viaLink waives any conflict
               ---------------------------------
of interest against Mitchell arising in regard to his status as a shareholder, officer, director and employee of IJOB or DCM in relation to his involvement in the transaction set forth in this Agreement.

          4.6  Confidentiality and Non-Competition.  ViaLink agrees and
               -----------------------------------
covenants that it will maintain and keep as confidential, and will not disclose or use the following: (i) software and code owned and/or developed by IJOB; (ii) intellectual property rights owned by IJOB; (iii) ijob's trade secrets, as defined by Oklahoma's Uniform Trade Secrets Act; and (iv) ijob's price lists; provided however, that the foregoing shall not apply to any of such information which is (a) disclosed by ijob to third parties without restriction on further disclosure; (b) is public information or in the public domain; (c) is developed by viaLink without regard to such confidential information of ijob; or (d) is required to be disclosed by viaLink pursuant to Court order or other operation of law.

          4.7  Indemnification:
               ---------------

          (a) By IJOB and DCM. From and after the Closing, DCM and IJOB shall indemnify, defend, protect and hold harmless viaLink, from and against all losses, liabilities, obligations, damages, deprivation of benefits, costs and expenses (including, without limiting the generality of the foregoing, reasonable attorneys' fees) (collectively hereinafter "Losses"), which result from or arise in connection with: (a) any breach of any warranty made by DCM, Mitchell or IJOB in the Agreement or any representation in any of the Agreement Documents, not being true when made or when required by this

Agreement to be true in all material respects, or in any certificate or other instrument delivered by or on behalf of IJOB pursuant thereto not being true when made or when required by this Agreement to be true in all material respects; or (b) any breach of any term, covenant, agreement or condition imposed upon by DCM, Mitchell or IJOB in this Agreement or any of the Agreement Documents to be performed (prior to or after the Closing) by DCM, Mitchell or IJOB or (c) the failure of IJOB to pay any obligation(s) of IJOB; (d) any act or omission of Mitchell while serving as an officer, employee, director or agent of IJOB; (e) any Losses arising from claims by IJOB employees terminated from any viaLink benefit plans as a result of the sale of the stock of IJOB pursuant to this Agreement or for vacation earned but not taken in 1998; (f) and any Losses arising out of claims made in relation to the Greenhaw, Usher, Mitchell, or Thurman Contracts or the HT Agreement. The parties anticipate that a claim for indemnification may be made under any or all of subsections (a) through (f) of this subparagraph; in any such case, each such clause and sub-clause shall be independently effective to provide viaLink with a right to indemnification. The indemnification rights granted viaLink in this paragraph 4.6(a) are in addition to and not in lieu of the indemnification rights granted viaLink in paragraph 4.6(b) hereof.

          (b) By Mitchell. From and after the Closing, Mitchell shall indemnify,
              -----------
defend, protect and hold harmless viaLink, from and against all losses, liabilities, obligations, damages, deprivation of benefits, costs and expenses (including, without limiting the generality of the foregoing, reasonable attorneys' fees) (collectively hereinafter "Losses"), which result (i) from any breach of any warranty made by Mitchell in paragraphs3.3 (a)-(g) inclusive of this Agreement or (ii) from any acts or omissions of Mitchell while serving as an officer, employee, director or agent of IJOB or (iii) and any Losses arising out of claims made in relation to the Greenhaw, Usher, Mitchell, or Thurman Contracts or the HT Agreement. The parties anticipate that a claim for indemnification may be made by viaLink under either or both of subsections (a) and (b) of this subparagraph; in any such case, each such clause and sub-clause shall be independently effective to provide viaLink with a right to indemnification. The indemnification rights granted viaLink in this paragraph 4.7(b) are in addition to and not in lieu of the indemnification rights granted viaLink in paragraph 4.7(a) hereof.

          (c) By viaLink. From and after the Closing, viaLink shall indemnify,
              ----------
defend, protect and hold harmless DCM, Mitchell and IJOB, from and against all losses, liabilities, obligations, damages, deprivation of benefits, costs and expenses (including, without limiting the generality of the foregoing, reasonable attorneys' fees) (collectively hereinafter "Losses"), which result from any breach of any warranty made by viaLink in paragraph 3.4 of this Agreement and from any breach of any of viaLink's covenants and representations in this Agreement

          (d) Whenever any claim shall arise for indemnification under this paragraph 4.6, the party entitled to such indemnification (the "Indemnitee") shall notify the party from whom indemnification is sought (the "Indemnitor") of such claim in writing promptly and in no case later than ninety (90) days after such Indemnitee has received actual written notice of the facts constituting the basis for such claim; each Indemnitee shall also so notify the Indemnitor promptly and in no case later than fifteen (15) days after the commencement of any legal proceedings with respect to any such claim. The failure to notify the Indemnitor will not relieve the Indemnitor from any liability which it may have to any Indemnitee to the extent the Indemnitor is not prejudiced as a proximate result of such failure. Such notice shall specify, in reasonable detail, the facts known to such Indemnitee giving rise to the indemnification sought. Such notice shall also include photocopies of all relevant communications received from third party claimants and their attorneys. If the facts giving rise to any indemnification provided for in this Agreement shall involve any actual or threatened claim or demand by any person other than a party to the Agreement or its successors or permitted assigns (a "Third Party") against any Indemnitee, the Indemnitor shall be entitled, upon its election, by written notice given to the Indemnitee as soon as reasonably practicable and in any case within thirty (30) days after the date on which notice of the claim or demand is given to the Indemnitor (without prejudice to the right of such Indemnitee to participate at its expense through counsel of its own choosing), to assume the defense of such claim and any litigation resulting therefrom at its expense and through counsel of its own choosing; provided, however, that if by reason of the claim of such Third Party a Lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor, if it desires to exercise its right to defend such claim or litigation, shall furnish an indemnity bond or other form of security reasonably satisfactory to the Indemnitee to obtain the prompt release of such Lien, attachment, garnishment or execution. If the Indemnitor assumes the defense of any such claim or litigation, it shall take all steps reasonably necessary in the defense or settlement of such claim or litigation. In any such suit, action or proceeding, the Indemnitee shall have the right to control its own defense through its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the parties shall have mutually agreed to the retention of such counsel or (ii) the named parties to such suit, action or proceeding (including any impleaded parties) shall include an Indemnitee and an Indemnitor and the representation of both parties by the same counsel would present a conflict of interest as reasonably determined by counsel to the Indemnitee, in which event the Indemnitor shall pay such counsel's fees and expenses. If the Indemnitor has timely assumed defense, the Indemnitor shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnitor may settle any claim without the consent of any Indemnitee, but only if the sole relief awarded is money damages that are paid in full by the Indemnitor and either (i) the consent to the entry of any judgment or settlement includes as an unconditional term thereof the giving to the Indemnitee of a release from all liability in respect to such claim or litigation or (ii) the litigation against the Indemnitee is dismissed with prejudice; otherwise, the Indemnitor may not settle any claim against an Indemnitee without the consent of the Indemnitee, which consent shall not unreasonably withheld or delayed. The parties shall cooperate in the defense of any such claim or litigation. If the Indemnitor does not timely assume the defense of any such claim or litigation, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation, after giving written notice thereof to the Indemnitor, on such terms as such Indemnitee may deem appropriate; and the Indemnitor will promptly reimburse such Indemnitee for the Losses incurred as a result of such settlement. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse such Indemnitee for the amount of any judgment rendered with respect to such claim or such litigation and for all expenses, legal and other, incurred by such Indemnitee in connection with any such judgment for which the Indemnitee has been so reimbursed pursuant hereto; provided, however, that if such judgment is appealable and such Indemnitee notifies the Indemnitor of its intention not to appeal, the Indemnitor may prosecute such appeal, at its sole cost and expense and subject to the obligations set forth herein. Each amount determined to be payable by an Indemnitor to an Indemnitee under the terms hereof ("Indemnity") shall be paid in cash to the Indemnitee within thirty (30) days after the date on which the Indemnitor is notified in writing of the amount of such Indemnity, as finally determined in accordance with the terms hereof. Each such notice shall contain an itemization of the damages, expenses, costs and liabilities comprising the Indemnity, certified to be true and correct by the Indemnitee or its legal representative.

          4.8 In no event shall any party have a right to recover punitive damages or incidental, consequential, or special damages in relation to any claim made against another party to this Agreement.

          4.9 For a period of five years from the Closing, viaLink shall not directly or indirectly engage in or compete with IJOB in the sale of software which is designed for the hiring or screening of job applicants via the Internet
("Software").   viaLink acknowledges and agrees that the current market for the
Software extends throughout the entire United States, and it is therefore reasonable to prohibit viaLink from competing with IJOB within such territory. To the extent any provision of portion of this Section 4.9 shall be held, found, or deemed to be unreasonable, unlawful or unenforceable, then the parties hereto expressly covenant and agree that any such provision or portion hereof shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforeceable to the fullest extent permitted by applicable law and that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize any court of competent to, enforce any such provision or portion thereof or to modify any portion thereof in order that any such provision or portion thereof shall be enforeced by such court to the fullest extent applicable law. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.9 do not apply and are not binding on any successor or assign of viaLink in which viaLink does not own at least 51% of the voting stock of such successor or assign.

          4.10 Upon Closing, viaLink acknowledges that it has no further right and interest of any type or nature under the HT Agreement.

                                   ARTICLE V
                        Conditions Precedent to Closing
                        -------------------------------

          5.1   Conditions Precedent to Obligations of DCM and Mitchell.  As an
                -------------------------------------------------------
absolute condition precedent to any duties and obligations of DCM or Mitchell hereunder, or under any of the Agreement Documents, at or before the Closing, DCM and Mitchell shall receive the following signed items from viaLink:

          (i)   (Left blank intentionally);

          (ii)  (Left blank intentionally)

          (iii) The Assignment of Rights Agreement attached hereto as Exhibit
12.

          5.2   Conditions Precedent to viaLink's Obligations.  As an absolute
                ---------------------------------------------
condition precedent to viaLink's duties and obligations under this Agreement, at Closing viaLink shall receive the following documents:



          (i) Executed Release and Subrogation Agreements, in the form of Exhibits 12-16 attached hereto and incorporated herein be reference, from Human Technologies, Inc., Mitchell, Ron Beasley, Richard Greenhaw, Barry Thurman, and Millie D. Usher.

          (ii) A resolution of the Board of Directors of IJOB authorizing Mitchell's execution of this Agreement and the Agreement Documents on behalf of IJOB.

                                  ARTICLE VI
                                 Miscellaneous
                                 -------------

          6.1   Notices.  All notices and communications required or permitted
                -------
hereunder shall be in writing and may be given either by personal delivery, facsimile, or certified mail, return receipt requested, addressed as follows:

                If to viaLink:

                      Lewis B. Kilbourne
                      Chief Executive Officer
                      The viaLink Company
                      13800 Benson Road
                      Edmond, OK  73013

                If to IJOB or DCM:

                      David C. Mitchell, President
                      c/o The Danley Law Firm, P.C.
                      3233 East Memorial Road, Suite 101
                      Edmond, OK  73013

                If to Mitchell:

                      David C. Mitchell
                      c/o The Danley Law Firm, P.C.
                      3233 East Memorial Road, Suite 101
                      Edmond, OK  73013

          6.2   Governing Law.  This Agreement and the transactions contemplated
                -------------
hereby shall be governed by, performed under, and construed in accordance with the laws of the State of Oklahoma.

          6.3   Amendments.  This Agreement may not be amended nor any rights
                ----------
hereunder be waived except by an instrument in writing signed by the party to be charged with such amendment or waiver.

          6.4   Captions; Meaning of Pronouns.  The captions in this Agreement
                -----------------------------
are for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context otherwise requires, all pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

          6.5   Counterparts; Binding Effect.  This Agreement may be executed in
                ----------------------------
any number of counterparts, any of which shall be considered an original. All counterparts shall be but one agreement, and the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors and assigns.

          6.6   Parties in Interest.  Nothing in this Agreement, express or
                -------------------
implied, is intended to confer upon any person other than the parties hereto any benefits, rights or remedies.

          6.7   Survival. The representations,, warranties, covenants and
                --------
agreements contained in this Agreement shall survive the Closing of this Agreement. Without limiting the generality of the foregoing, the provisions of
Section 2.2 and all of Article III, Article IV, and Article VI shall survive the Closing.

          6.8   Construction.  The parties acknowledge that they and their
                ------------
respective counsel have negotiated and drafted, or have been given the opportunity to review, this Agreement and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of the Agreement.

          6.10  Assignment.  Neither this Agreement nor any rights or
                ----------
obligations arising hereunder may be assigned in whole or in part by any DCM, IJOB or Mitchell, without the prior written consent of viaLink, which consent shall not unreasonably withheld. Any such assignment consented to by viaLink shall not relieve the assignor of its responsibility to viaLink. viaLink has no limitations on its rights to assign any of its rights or obligations under this Agreement.

          6.11  Conflicts of Interest.  The parties acknowledge and hereby waive
                ---------------------
any conflicts of interest that may exist because (i) counsel for DCM, McAfee & Taft A Professional Corporation and The Danley Law Firm, P.C., have performed prior legal services for IJOB, Mitchell and/or viaLink, and (ii) counsel for viaLink, Richard M. Klinge & Associates, P.C., has performed prior legal services for IJOB.

          6.12  Costs. In any action to enforce any rights or obligations
                -----
hereunder, the prevailing party shall be entitled to receive its costs and attorneys fees expended in such an action from the other party.

          6.13  Entire Agreement.  This Agreement is the entire Agreement among
                ----------------
the parties and, when executed by the parties, supersedes all prior agreements, understandings and communications, either verbal or in writing, between the parties with respect to the subject matter contained herein. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Letter of Intent executed by viaLink and Mitchell on December 24, 1998, a copy of which is attached hereto as Exhibit 17, is null and void and of no further force and effect.

          6.14 viaLink shall be entitled to retain any records of ijob which it requires for the filing of any tax returns for such period of time when IJOB was a subsidiary of viaLink; provided, however, all such records will be returned upon the request of IJOB on or after May 1, 1999. After such documents are returned, viaLink shall have such access to them as is reasonable necessary to meet the business and accounting needs of viaLink, and viaLink may make such copies of such documents as is reasonably necessary thereof.

          6.15 DCM, ijob and Mitchell acknowledge that viaLink has disclosed that possible alleged claims may be asserted by or on behalf of Mastermind Technology, Inc. and/or Kerry Masters against the intellectual property assets of IJOB.

          6.16  Arbitration.   Any controversy or claim arising out of or
relating to said Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief, claims involving necessary third parties who refuse to participate, and claims by viaLink to enforce any of its rights under the Promissory Note and/or Security and

Pledge Agreement and/or Financing Statement shall be settled by final, mandatory and binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") subject, however, to the following:

          (a) The location for the arbitration shall be at such location as agreed by the parties in Oklahoma County, Oklahoma or if the parties cannot agree at such location in Oklahoma County, Oklahoma as designated by the AAA.

          (b) Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes ("Rules"). All arbitrators shall be selected pursuant to the then current Rules thereof within thirty (30) days after the filing of a demand for arbitration. Each arbitrator shall be a person with experience in handling disputes relating to the sale of corporate stock and/or assets.

          (c)  The hearing on the arbitration shall be heard not later than six
     (6) months after the demand for arbitration has been made by a party.

          (d) The arbitration award shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

          (e) The prevailing party in such arbitration or other litigation allowed by this Agreement shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

          IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date first above written.

The viaLINK COMPANY, an Oklahoma corporation



By:/s/ Lewis B. Kilfourne
   -------------------------------------------
Lewis B. Kilbourne, Chief Executive Officer



IJOB, INC., an Oklahoma corporation


By:/s/ David C. Mitchell
   -------------------------------------------
David C. Mitchell, President


DCM COMPANY, INC., an Oklahoma corporation

By: /s/ David C. Mitchell
   ----------------------------
David C. Mitchell, President



   /s/ David C. Mitchell
-------------------------------
David C. Mitchell